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                                                                     EXHIBIT 8.1
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Green Tree Financial Corporation
1100 Landmark Towers
345 St. Peter Street
St. Paul, MN  55102-1639

     Re:  Federal Income Tax Consequences of Recreational,
          Equipment & Consumer Trust Certificates

Ladies and Gentlemen:

          We have acted as counsel to Green Tree Financial Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") on October 20, 1995, and as subsequently amended, including Amendment No. 4 thereto filed with the Commission on January 16, 1996 (the "Registration Statement"), relating to the registration by the Company of $435,000,000 of Asset-Backed Securities (the "Securities") to be issued by Green Tree Recreational, Equipment & Consumer Trusts to be formed by the Company from time to time. The Securities are proposed to be issued from time to time in series under either

          (i) with respect to Securities issued by a Trust characterized for tax purposes as a grantor trust, a separate Pooling and Servicing Agreement in substantially the form filed as Exhibit 4.1 to the Registration Statement (each such agreement, a "Pooling and Servicing Agreement"), between the Company, as seller and servicer, and a bank or trust company, as trustee (the "Trustee"); or

          (ii) with respect to Securities issued by a Trust characterized as an owner trust treated as a partnership for tax purposes, a combination of (a) a separate Trust Agreement in substantially the form filed as Exhibit 4.3 to the Registration Statement (each such Agreement, a "Trust Agreement"),
     (b) a separate Sale and Servicing Agreement in substantially the form filed as Exhibit 4.2 to the Registration Statement (each such Agreement, a "Sale and Servicing Agreement"), and, if such Trust issues Notes, a separate Indenture in substantially the form filed as Exhibit 4.4 to the Registration Statement (each such Indenture, an "Indenture").
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Green Tree Financial Corporation
January 16, 1996
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          The Certificates are described in the prospectus constituting Part I of the Registration Statement (the "Prospectus"). Each series of Certificates will be more particularly described in a supplement to the Prospectus (each, a "Supplement").

          You have requested our opinion with respect to certain federal income tax consequences of the purchase, ownership and disposition of the Certificates. For purposes of rendering our opinion we have examined the Registration Statement. Each Supplement and Pooling and Servicing Agreement or Trust Agreement pertaining to a specific series is to be completed subsequent to the date of this opinion. Accordingly, we have not examined any Supplement or Pooling and Servicing Agreement or Trust Agreement relating to any specific series to be issued, and our opinion does not address the contents of any such Supplement or Agreement except as and to the extent that the provisions of same may be described in the Prospectus. We understand that each Supplement will contain a discussion of any material federal income tax consequences pertaining to the series to be offered thereunder which are not addressed in the Prospectus.

          As set forth in the Prospectus, for federal income tax purposes each series of Certificates will be issued as either a grantor trust ("Grantor Trust") or an owner trust treated as a partnership ("Owner Trust"). Each series' status as a Grantor Trust or an Owner Trust is to be set forth in the Supplement related thereto.

          Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Our opinion is also based on the representations and warranties set forth in the applicable Pooling and Servicing Agreement or Trust Agreement and the assumptions that the Company and the Trustee will at all times comply with the requirements of the applicable Agreement. Based upon the foregoing, as of the date hereof it is our opinion that:

          (1) With respect to each Grantor Trust series of Certificates, each pool of contracts and the arrangement to be administered by the Company under which the Trustee will hold and the Company will be obligated to service the contracts and pursuant to which Certificates will be issued to certificateholders, all as described in the Prospectus, will not be classified as an association taxable as a corporation, but rather will be classified as a grantor trust under Subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended. Each
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Green Tree Financial Corporation
January 16, 1996
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     holder of a Certificate will be treated as the owner of an undivided interest in the contracts and other property of the Trust.

          (2) With respect to each Owner Trust series of Certificates, each pool of contracts and the arrangement to be administered by the Company under which the Trustee will hold and the Company will be obligated to service the contracts and pursuant to which Certificates will be issued to certificateholders, all as described in the Prospectus, will not be characterized as an association or a publicly-traded partnership taxable as a corporation. As a result, the Trust itself will not be subject to federal income tax but, instead, each holder of a Certificate will be required to take into account its distributive share of items of income and deduction of the Trust as though such items had been realized directly by such holder. If such Trust issues Notes pursuant to an Indenture as described in the Prospectus, the Notes will be classified as debt for federal income tax purposes.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.


Dated:   January 16, 1996


                                    Very truly yours,



CFS